EXHIBIT 99.1

HALLADOR ENERGY REPORTS RESULTS FOR SECOND QUARTER

AND FIRST SIX MONTHS OF 2018

DENVER, August 6, 2018 - Hallador Energy Company (NASDAQ: HNRG) reports financial and operating results for the second quarter and first six months of 2018.  Hallador filed its Form 10-Q after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “Excellent production led to us beating our cost estimates by over $4/ton during the quarter.  We have worked to increase our inventory and add capacity with the reopening of the Carlisle Mine in order to meet our large contracted shipments and potential spot sales in the second half of the year.”

Highlights include:

•	Net loss of $23,000, $0.00 per share for the second quarter of 2018.

•	Net income of $2.1 million, $0.07 per share for the first six months of 2018

•	Coal inventory was increased by $21.6 million (770,000 tons) since December 31, 2017 in preparation of contracted shipments (3.8MM tons) in the second half of 2018.

o	2018 annualized sales forecast increased to 7.0MM tons from 6.8MM from December 31, 2017 guidance.

o	The Carlisle Mine was reopened July 9, 2018 to assist with sales in the second half of the year.

o	The new Princeton Rail Loop became fully operational during the quarter and is expected to ship 625,000 tons during the last six months of 2018.

•	A new 4-year bank credit facility was completed on May 21, 2018 for $267 million, including $147 million term loan and $120 million revolver, increasing our liquidity by $6 million.

•	Hourglass Sands began producing raw sand in the second quarter of 2018 and is expected to begin shipping frac sand to customers in the DJ Basin in the fourth quarter of 2018.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Six Months Ended June 30,		Three Months Ended June 30,
	2018	2017	2018	2017
Net Income (Loss)	$2,109	$7,803	$(23)	$389
Total Revenues	$124,107	$127,865	$57,243	$64,312
Tons Sold	3,184	3,103	1,477	1,548
Average Price per Ton	$38.85	$40.41	$38.54	$40.59
Bank Debt	$200,488	$225,492	$200,488	$225,492
Operating Cash Flow	$15,865	$23,961	$2,676	$9,067
Adjusted EBITDA*	$37,124	$44,927	$17,368	$20,814
Adjusted Free Cash Flow **	$18,934	$28,419	$8,212	$10,682
_________________________
*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, August 7, 2018, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10121639.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com.

Contact:Rebecca Palumbo

Investor Relations

Phone:(303) 839-5504 ext. 316